EXHIBIT 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF

THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

The following is a summary of all material characteristics of the capital stock of Gencor Industries, Inc., a Delaware corporation (“Gencor,” the “Company,” “we,” “us,” or “our”), as set forth in our Certificate of Incorporation, as amended (our “Certificate of Incorporation”) and our Amended and Restated By-laws, (our “Bylaws”), and as registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The summary does not purport to be complete and is qualified in its entirety by reference to our Certificate of Incorporation and our Bylaws, each of which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part and to the provisions of the Delaware General Corporate Law (the “DGCL”). Refer to complete copies of our Certificate of Incorporation and our Bylaws, and the applicable provisions of the DGCL for additional information.

General

Our authorized capital stock consists of 15,000,000 shares of Common Stock, par value $0.10 per share (our “Common Stock”), 12,338,845 shares of which were issued and outstanding as of September 30, 2024; 6,000,000 shares of Class B Stock, par value $0.10 per share (our “Class B Stock”), 2,318,857 shares of which were issued and outstanding as of September 30, 2024; and 300,000 shares of Preferred Stock, par value $0.10 per share (our “Preferred Stock”), none of which were issued and outstanding as of September 30, 2024. Under our Certificate of Incorporation, our board of directors (our “Board”) has the authority to issue such shares of our Common Stock and our Preferred Stock in one or more classes or series, with such voting powers, designations, preferences and relative, participating, optional or other special rights, if any, and such qualifications, limitations or restrictions thereof, if any, as shall be provided for in a resolution or resolutions adopted by our Board and filed as designations.

Rights of our Common Stock and our Class B Stock

Voting Rights

Each share of our Class B Stock entitles the holder thereof to one vote on all matters submitted to stockholders, except that holders of our Common Stock have the right, voting as a class, to elect approximately 25 percent of our Board and the holders of our Class B Stock have the right, voting as a class, to elect approximately 75 percent of our Board. Where adjustment is required, the holders of our Class B Stock are entitled to elect 75 percent of our Board calculated to the nearest whole number rounding any fractional number of five-tenths or more to the next highest whole number, and the holders of our Common Stock will be entitled to elect the balance of the directors.

Our Certificate of Incorporation provides that holders of our Common Stock and our Class B Stock, each such class voting separately as a class, shall be required on:

(i)

any merger or consolidation of the Company with or into any other corporation; or any sale, lease, exchange, or other disposition of all or substantially all of our assets to or with any other person except where such merger or transaction is with a majority-owned subsidiary of ours; or any dissolution of us;

(ii)

any additional issuance of shares of our Class B Stock other than in connection with stock splits and stock dividends on shares of our Class B Stock or the exercise of stock options by holders of our Class B Stock;

(iii)	any modification, alteration or amendment to our Certificate of Incorporation; and

(iv)	any other matters requiring a separate vote by classes provided for under the DGCL.

Any action that can be taken at a meeting of the stockholders may be taken by written consent in lieu of the meeting if we receive consents signed by stockholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present.

Dividends and Distributions (Including Distributions upon Liquidation)

Holders of our Common Stock and our Class B Stock are entitled to receive cash dividends at the same rate if and when declared by our Board out of funds legally available therefor, subject to the dividend and liquidation rights of any Preferred Stock that may be issued and outstanding. With respect to distributions other than cash dividends, all other distributions, including stock dividends and all other distributions and rights including distributions upon liquidation, our Common Stock and our Class B Stock will rank equally and have the same rights, except that stock dividends and stock splits of our Common Stock and our Class B Stock will be payable or made to the holders of each such class only in the shares of such class.

Restrictions on Transfers of our Class B Stock (Conversion of our Class B Stock into our Common Stock)

As more fully described below, our Class B Stock is not transferable as our Class B Stock except to certain eligible transferees including such holder’s spouse, certain of such holder’s relatives, certain trusts established for their benefit, corporations and partnerships principally owned by such holders, their relatives and such trusts, charitable organizations and such holder’s estate. Accordingly, there is no trading market for shares of our Class B Stock. Other than pursuant to conversions into shares of our Common Stock as described below, the holder of shares of our Class B Stock may transfer such shares (whether by sale, assignment, gift, bequest, appointment, or otherwise) only to a permitted transferee (a “Permitted Transferee”) defined generally as follows:

(i)	The spouse of the holder of such Class B Stock;

(ii)

Any lineal descendant of a grandparent of such holder of our Class B Stock, including adopted children, and any spouse of such lineal descendant (said descendants, together with such stockholder and such stockholder’s spouse, being hereinafter referred to as “such Class B Stockholder’s Family Members”);

(iii)	A trust principally for the benefit of such Class B Stockholder’s Family Members and charitable organizations;

(iv)	Any charitable organization;

(v)	A partnership or corporation, a majority of the beneficial ownership of which is owned by such holder of Class B Stock and/or one or more of his or her Permitted Transferees; and

(vi)	The estate of such holder of our Class B Stock.

Shares of our Class B Stock held by a partnership or corporation may be transferred to a person who transferred such shares to such partnership or corporation (and to such person’s Permitted Transferees). Shares of our Class B Stock may, upon certain circumstances, also be transferred by a corporation or by a partnership to its successor. Shares held by trusts which are irrevocable at the time of issuance of our Class B Stock may be transferred to any person to whom or for whose benefit principal may be distributed under the terms of the trust and such person’s Permitted Transferees. Shares held by all other trusts may be transferred to the person who established such trust and such person’s Permitted Transferees. Shares held by estates of Class B stockholders may be transferred to Permitted Transferees of such Class B shareholders.

Any transfer of shares of our Class B Stock not permitted under our Certificate of Incorporation will result in the conversion of the transferee’s shares of our Class B stock into shares of our Common Stock, effective as of the day on which certificates representing such shares are presented for transfer on our books.

Conversion Rights Applicable to Our Class B Stock

Our Class B Stock will be convertible on a share-for-share basis at all times other than while our stock transfer books are closed for any purpose. Any shares surrendered for conversion while the stock transfer books are closed will be converted immediately upon reopening the stock transfer books as of the day such shares were surrendered for conversion. Holders of our Common Stock are not entitled to exchange or otherwise convert shares of our Common Stock into shares of our Class B Stock. Shares of our Class B stock are also subject to conversion in the event of presentation for transfer to other than a Permitted Transferee, as outlined above, and automatic conversion as outlined below.

Automatic Conversion of Our Class B Stock

All shares of our outstanding Class B Stock will be converted into shares of our Common Stock on a share-for-share basis automatically and without further action of our Board or the holders thereof if at any time (i) the number of outstanding shares of our Class B Stock as reflected on our stock transfer books falls below 100,000 shares, or (ii) our Board and the holders of a majority of the outstanding shares of our Class B Stock approve the conversion of all of the outstanding shares of our Class B Stock into our Common Stock. In the event of such conversion, certificates formerly representing outstanding shares of our Class B Stock will thereafter be deemed to represent a like number of shares of our Common Stock.

Other

Our currently outstanding Common Stock does not carry any preemptive rights enabling a holder to subscribe for or receive shares of stock of any class or any other securities convertible into shares of our stock. We deliver to the holders of our Class B Stock the same information and reports which we deliver to holders of our Common Stock. We expect our Common Stock to remain registered under the Exchange Act but do not intend to register our Class B Stock under the Exchange Act unless such registration is required by law.

Transfer Agent

The transfer agent and registrar for our Common Stock is Continental Stock Transfer and Trust Company.

Preferred Stock

Our Board may, without further action by our stockholders, from time to time, direct the issuance of shares of our Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of our Preferred Stock would reduce the amount of funds available for the payment of dividends on shares of our Common Stock. Holders of shares of our Preferred Stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of us before any payment is made to the holders of shares of our Common Stock. Under certain circumstances, the issuance of shares of our Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Our Board, without stockholder approval, may issue shares of our Preferred Stock with voting and conversion rights which could adversely affect holders of shares of our Common Stock.

Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation, our Bylaws, and the DGCL

Certain provisions in our Certificate of Incorporation and our Bylaws, as well as certain provisions of the DGCL, may be deemed to have an anti-takeover effect and may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price of the shares held by stockholders. These provisions contained in our Certificate of Incorporation and our Bylaws include the items described below.

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Class B Stockholders Elect 75% of our Board. Our Certificate of Incorporation provides that the holders of our Class B Stockholders are entitled to elect approximately 75% of our Board. Provisions of this type may serve to delay or prevent an acquisition of us or a change in our directors and officers.

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Approval of Certain Actions. Our Certificate of Incorporation provide that certain mergers, consolidations, sales of assets, and other matters be approved by the affirmative vote of a majority of the outstanding Common Stock and the affirmative vote of a majority of the outstanding Class B Stock, in each case voting separately as a class.

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Special Meetings of Stockholders. Our Bylaws provide that special meetings of our stockholders may be called only by the President, by the President or Secretary at the request of a majority of our Board, or at the request in writing of the holders of a majority of the shares of our stock issued and outstanding and entitled to vote at any meeting at which our directors are elected.

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Stockholder Advance Notice Procedures. Our Bylaws provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide timely notice in writing to the Secretary and also specify requirements as to the form and content of a stockholder’s notice. These provisions may delay or preclude stockholders from bringing matters before a meeting of our stockholders or from making nominations for directors at a meeting of stockholders, which could delay or deter takeover attempts or changes in our management.

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No Cumulative Voting. Our Certificate of Incorporation does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares could be able to ensure the election of one or more directors.

•

Undesignated Preferred Stock. Because our Board has the power to establish the preferences and rights of the shares of any additional series of our Preferred Stock, it may afford holders of any Preferred Stock preferences, powers, and rights, including voting and dividend rights, senior to the rights of holders of our Common Stock, which could adversely affect the holders of our Common Stock and could discourage a takeover of us even if a change of control of Gencor would be beneficial to the interests of our stockholders.

These and other provisions contained in our Certificate of Incorporation and our Bylaws are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board. However, these provisions could delay or discourage transactions involving an actual or potential change in control of us, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices. Such provisions could also limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests.

In addition, we are subject to the provisions of Section 203 of the DGCL. Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless:

•

The board of directors of the corporation approved the business combination or other transaction in which the person became an interested stockholder prior to the date of the business combination or other transaction;

•

Upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers of the corporation and shares issued under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date the person became an interested stockholder, the board of directors of the corporation approved the business combination and the stockholders of the corporation authorized the business combination at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder.

A “business combination” includes mergers, asset sales, and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of a corporation’s voting stock.

Section 203 of the DGCL could depress our stock price and delay, discourage, or prohibit transactions not approved in advance by our Board, such as takeover attempts that might otherwise involve the payment to our stockholders of a premium over the market price of our Common Stock.